Exhibit 99.1

Production Doubled for AITX’s Subsidiary, Robotic Assistance Devices’ RIO™ Solar-Powered ROSA™ Towers

RAD Books an Additional 10 RIO 360 Systems via Expansion Order from Automotive Manufacturer

Detroit, Michigan, August 10, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has doubled the current production run of its popular RIO solar-powered security towers. The increased production capacity is a direct result of the continued increase in orders and continuing momentum growth in the marketplace.

The Company also noted that RAD has received an order for 10 RIO 360 systems from a large automotive manufacturer as part of their nationwide expansion. This corporate end-user had previously ordered 2 RIO systems and is now considering further expansion to 40 units. This order has been facilitated by one of RAD’s largest authorized dealers.

In a press release dated July 11, 2023, RAD set the third production run of RIO at 100 units. The first production run was 10 units and the second run was 25 units. RAD now announces that the 100 unit production run has been increased to 200 units. Monthly production is expected to be 25 RIOs in September and 50 RIOs per month beginning in October. The Company will increase or decrease this number as needed. The Company’s Detroit factory, affectionately referred to as the RAD Excellence Center (or ‘REX’) can produce up to 100 RIO units per month without impacting AVA and ROSA production. The Company is staffing additional assembly personnel to perform the additional building.

“It was just last month when we kicked off production of 100 RIOs, it’s fantastic to now double that in support the sales pipeline, and get these units out to the clients,” said Steve Reinharz, CEO of AITX and RAD. “We’ll share more detail on this in the coming months but there have been 2 direct comparisons of RIO versus the volume market leader and in both cases RIO won handily. We appear on track to take a significant leadership role in this market niche in the coming years.”

RIO 360 is a versatile security tower configured with dual ROSA devices. RIO 360 offers the marketplace two valuable benefits. The first is the unmatched performance of the dual ROSA devices that sit atop the unit’s mast. There is no device in the market that can perform ROSAs extensive list of autonomous actions. ROSA is RAD’s best-selling and a multiple award-winning device. The second critical differentiator is RIO’s value pricing. RIO’s pricing competes favorably against the leading solar tower manufacturers. RIO 180 utilizes much of the same hardware and software platform as RIO 360, but ships with a single ROSA device and fewer solar panels.

Reinharz added, “RIO is our highest revenue generating, stationary solution right now. The recurring monthly revenue produced by these 200 units will help the Company take a significant step closer to attaining positive cash flow.”

Recurring Monthly Revenue (RMR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

As stated, sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz